UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement
[  ]  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]  Definitive Proxy Statement
[X] Definitive Additional Materials
[  ]  Soliciting Material Pursuant to §240.14a-12

ECHO THERAPEUTICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:
Joanne R. Soslow, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5262	Keith E. Gottfried, Esq. Alston & Bird LLP 950 F. Street, N.W. Washington, DC 20004-1404 (202) 239-3679

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Echo Therapeutics, Inc., a Delaware corporation (“Echo” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from its stockholders in connection with its 2014 Annual Meeting of Stockholders and at any and all adjournments, postponements or reschedulings thereof (the “2014 Annual Meeting”). In connection with its 2014 Annual Meeting, Echo has filed a revised definitive proxy statement and a revised WHITE proxy card with the SEC on May 9, 2014.

Letter to Stockholders Dated May 22, 2014

Attached hereto is a letter dated May 22, 2014 that Echo is mailing to stockholders in which Echo commented on its views as to why Platinum Management (NY) LLC and the other members of its dissident stockholder group (collectively, the “Platinum Group”) are pursuing a proxy contest seeking to have a nominee elected to the Echo Board of Directors (the “Echo Board”) at the 2014 Annual Meeting.  As previously announced, the Platinum Group is pursuing a proxy contest to elect one nominee to the Echo Board at the 2014 Annual Meeting to be held on Thursday, June 19, 2014, at 10:00 a.m., local time, at the offices of Echo located at 10 Forge Parkway, Franklin, Massachusetts 02038. The record date for determining those stockholders eligible to receive notice of, and to vote at, the 2014 Annual Meeting is May 13, 2014.

Stockholders are advised that they will soon be receiving revised proxy materials from Echo. In order for stockholders to vote on the WHITE proxy card in support of the candidates nominated by the Echo Board, stockholders will be required to complete the revised form of WHITE proxy card that will be mailed to them or vote electronically as provided on the revised form of WHITE proxy card.

Stockholders are advised that they may receive proxy solicitation materials from the Platinum Group or other persons or entities affiliated with the Platinum Group, including an opposition proxy statement and gold proxy card. Stockholders are strongly urged NOT to sign or return the gold proxy card or voting instruction form that the Platinum Group may send to them, even as a protest vote against the Platinum Group or the Platinum Group’s nominee. If any stockholder signs a gold proxy card sent to them by the Platinum Group, however, such stockholder retains the right to change his or her vote. Only the latest dated proxy card voted will be counted.

Additional Information and Where To Find It

In connection with its 2014 Annual Meeting of Stockholders (including any adjournments, postponements or reschedulings thereof, the “2014 Annual Meeting”), Echo has filed a revised definitive proxy statement and a revised WHITE proxy card with the SEC on May 9, 2014. STOCKHOLDERS ARE URGED TO READ THE REVISED 2014 PROXY MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ECHO WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of Echo’s revised 2014 Proxy Statement and any other documents filed by Echo with the SEC in connection with the 2014 Annual Meeting, when available, at the SEC’s website (www.sec.gov), at Echo’s website (www.echotx.com) or by directing a request to Echo Therapeutics, Inc., 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, PA 19103, Attention: Investor Relations. In addition, copies of the proxy materials, when available, may be requested from Echo’s proxy solicitor, Laurel Hill Advisory Group, LLC, 2 Robbins Lane, Suite 201, Jericho, NY 11753 or toll-free at 1-888-742-1305.

Certain Participant Information

Echo, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from Echo’s stockholders in connection with the 2014 Annual Meeting. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in Echo’s revised 2014 Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting.  Such information can also be found in Echo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 28, 2014.

PROTECT YOUR INVESTMENT IN ECHO!

PLEASE VOTE THE WHITE PROXY CARD TODAY!

May 22, 2014

Dear Fellow Stockholder:

    As you decide how to vote at the upcoming 2014 Annual Meeting of the Stockholders of Echo Therapeutics, Inc. to be held on Thursday, June 19, 2014, at 10:00 a.m., local time, at the offices of Echo located at 10 Forge Parkway, Franklin, Massachusetts 02038, ask yourself the following question:

WHAT IS THE REAL AGENDA OF THE PLATINUM GROUP IN
CONDUCTING ITS COSTLY AND DISTRACTING PROXY CONTEST?

    We do not believe that the Platinum Group has disclosed its true agenda in pursuing its costly and distracting proxy contest seeking to have Shepard M. Goldberg elected to the Echo Board of Directors, a nominee that your Board has previously interviewed and determined did not meet its criteria for membership on your Board. Mr. Goldberg is the first cousin and a longtime business associate of Michael M. Goldberg, M.D., Platinum’s current designee to the Echo Board. Among other things, your Board considered that the majority of Mr. Goldberg’s career had been spent at a privately-held swimming pool products company, that the only public company board experience that Mr. Goldberg had was at companies where either Michael Goldberg or Platinum was an investor, and the potential effect of Mr. Goldberg’s familial relationship with Michael Goldberg as well as his past and present professional relationships with him and with Platinum on his ability to represent the interests of Echo and all of its stockholders. Mr. Goldberg also failed to respond to a request from the Echo Board requesting information on how he would address potential conflicts of interests with Platinum and Michael Goldberg.

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT IT IS CONCERNED WITH PREVENTING “VALUE DESTRUCTION.”

o
Can that really be the case given the events of June 10, 2013? On that date, as outlined in the Platinum Group’s proxy, members of the Platinum Group sold a total of 121,041 shares, or 30% of the shares traded that day. Those members of the Platinum Group made sixty (60) separate trades, including numerous small trades of 20 shares or less. Perhaps not surprisingly, Echo’s stock, which opened that day at $5.39 per share, closed at $3.97 per share. Consequently, stockholders experienced a single day drop in the value of their shares of approximately 26%. Only a few days later, when Echo’s stock price closed between $2.46 and $2.78 per share, members of the Platinum Group purchased 1,016,388 shares of Echo’s stock over a five-day trading period.

o
Can that really be the case when Platinum’s Chief Investment Officer, Mark Nordlicht, texted Echo’s former CEO on the evening of January 31, 2013 and made the following threat? “U shd let mkt know we plan on selling every share down to a penny if u do new deal under 1.00 with new investors.  Announce that @******.”

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT ITS INTERESTS ARE FULLY ALLIGNED WITH THE INTERESTS OF ALL OTHER STOCKHOLDERS.

o
Can that really be the case when the Platinum Group has publicly stated that it wants to prevent Echo from conducting any future debt or equity financings, since it is concerned that its 19.9% interest in Echo could be diluted if it did not choose to participate in such financings?

PLEASE VOTE THE WHITE PROXY CARD TODAY!

o	Can that really be the case when preventing Echo from conducting future debt or equity financing can materially and adversely affect the interests of all Echo stockholders?

o
Can that really be the case given that Platinum has sought benefits not available to other stockholders? Stockholders should take note that, on November 26, 2013 at 10:45 am, Platinum sent an equity financing term sheet, dated November 25, 2013, to Echo seeking to make an equity investment in Echo for $2.40 per share when the closing price of Echo’s stock on NASDAQ on November 26, 2013 was $4.76 per share. When Echo refused to proceed with the financing at such a substantial discount to its then current market price, a senior Platinum representative, on a phone call with your Board, threatened to retaliate against Echo and drive Echo’s share price down to $2 per share.

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT IT IS CONCERNED WITH ENHANCING ECHO’S BOARD COMPOSITION.

o
Can that really be the case given that the Platinum Group, in nominating Shepard Goldberg, is nominating a candidate that it knows your Board already interviewed, vetted and determined was not qualified to serve as a member of your Board?

o
If the Platinum Group is truly interested in enhancing Board composition, then why has it refused to constructively engage with your Board around our proposals, both before and after the Platinum Group initiated this proxy contest, to consider a mutually acceptable QUALIFIED candidate?

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT IT HAS PROVIDED IDEAS TO ECHO THAT COULD UNLOCK VALUE FOR STOCKHOLDERS.

o
Can that really be the case given that the Platinum Group’s suggestions were mostly focused on placing their representatives on the Board, preventing Echo from doing another financing that could dilute Platinum’s equity interest and hiring a number of expensive consultants that they wanted to recommend to Echo?  Do you believe that any of these suggestions, if followed, would lead to an enhancement of stockholder value or, more likely, would further Platinum’s ability to pursue its undisclosed self-interested agenda?

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT ITS BOARD NOMINEE, SHEPARD GOLDBERG, HAS SIGNIFICANT AND RELEVANT EXPERIENCE.

o	Can that really be the case given that Mr. Goldberg has spent the majority of his career working at a privately-held swimming pool products company?

o
Can that really be the case when Mr. Goldberg’s executive-level public company experience is limited to companies where he worked for his first cousin, Michael Goldberg, or in which Michael Goldberg or Platinum was an investor?

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT ITS BOARD NOMINEE, SHEPARD GOLDBERG, HAS “EXTENSIVE EXPERIENCE” IN THE BIOTECHNOLOGY INDUSTRY THAT WOULD BENEFIT ECHO.

➢
Can that really be the case when two of the companies, Cordex Pharma, Inc. and Emisphere Technologies, Inc., where Mr. Goldberg served as a director, are today unlisted public companies with penny stocks that are traded over-the-counter and market capitalizations that range from $122,000 to $15.8 million?

PLEASE VOTE THE WHITE PROXY CARD TODAY!

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT ITS BOARD NOMINEE, SHEPARD GOLDBERG, WILL BRING “NEW INSIGHT AND FRESH PERSPECTIVES” TO THE BOARD.

o
Can that really be the case given that Mr. Goldberg is the first cousin and a longtime business associate of the current Platinum designee to your Board, Michael Goldberg, who Mr. Goldberg reported directly to for close to a decade when the two were employed by Emisphere Technologies, Inc., a company that once had a market capitalization of over $1 billion and today has a market capitalization of $15.8 million?

o
Do you really believe that electing another representative of the Platinum Group to the Echo Board, particularly a close relative and longtime business associate of the current Platinum Group representative, Michael Goldberg, will enhance the depth and breadth of the Echo Board?

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT ITS BOARD NOMINEE, SHEPARD M. GOLDBERG, HAS THE EXPERIENCE AND SKILLS NECESSARY TO GENERATE VALUE FOR STOCKHOLDERS.

o
Can that really be the case given that one of the public companies where Mr. Goldberg served as a director and Chairman of the Board, Forticell Bioscience, Inc., ended up filing a voluntary petition for relief pursuant to Chapter 11 of the U.S. Bankruptcy Code?

o
Can that really be the case given that two of the other companies, Cordex Pharma, Inc. and Emisphere Technologies, Inc., where Mr. Goldberg served as a director, are today unlisted public companies with penny stocks that are traded over-the-counter?

▪	Emisphere Technologies, Inc. (OTCBB–EMIS) was last quoted at $0.26 per share on May 20, 2014 and had a total market capitalization of approximately $15.8 million.

▪
Cordex Pharma, Inc. (OTC – CDXP) was last quoted at $0.03 per share on May 20, 2014 and had a total market capitalization of approximately $122,000. In addition to serving as a director of Cordex, Mr. Goldberg served as its CEO from January 2010 until March 2012.

➢
THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT ITS BOARD NOMINEE, SHEPARD M. GOLDBERG, WILL BRING TO THE ECHO BOARD AN INCREASED LEVEL OF “OBJECTIVITY” IN REVIEWING WHAT ACTIONS ARE IN THE BEST INTERESTS OF STOCKHOLDERS.

o
Do you really believe that Mr. Goldberg will not have any inherent issues of loyalty to his first-cousin, long-time business associate and former boss, Michael Goldberg, who, to date, has indicated his strong support for his cousin?

o	Do you really believe that Mr. Goldberg will not have any inherent issues of loyalty to the Platinum Group which has nominated him to the Echo Board?

o
Do you really believe that when Mr. Goldberg previously refused to provide the Board with the information requested in a supplemental nominee questionnaire, including questions about potential conflicts of interest with Michael Goldberg and Platinum and how they would be addressed?

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT IT IS CONCERNED WITH ECHO’S OPERATING PERFORMANCE.

o	Then why has the Platinum Group forced upon Echo a proxy contest that will only distract management’s time and attention away from operating the business?

PLEASE VOTE THE WHITE PROXY CARD TODAY!

o
Would not all Echo stockholders, including the Platinum Group, be best served by allowing management to focus its time and energy and Echo’s financial resources on the business and accomplish our objective to bring a commercially viable product to market rather than be distracted by a costly proxy contest?

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT IT IS CONCERNED WITH ECHO’S ABILITY TO MANAGE ITS EXPENSES.

o
Then why does the Platinum Group fail to point out in its proxy statement that our current Board member, Robert F. Doman, stepped in as Interim CEO in late August of 2013 and implemented a number of significant cost reduction initiatives that resulted in a 39% reduction in cash usage in the fourth quarter of 2013 versus the average cash burn in the first three quarters of 2013. In addition, in the quarter ended March 31, 2014, Echo’s cash burn rate was down 50% versus the prior year quarter.

o
Then why has the Platinum Group forced upon Echo a costly, distracting, and disruptive proxy contest that will cause Echo to spend close to $500,000 more this year for its 2014 annual meeting than it normally would spend in the absence of a proxy contest?

o
Then why has the Platinum Group indicated in its proxy statement that, if it is successful in having its hand-picked nominee, Shepard Goldberg, elected to your Board, it expects Echo to reimburse it for its expenses incurred in bringing its costly, distracting, and disruptive proxy contest (which costs the Platinum Group estimates to be at least $250,000) that only serves to advance their self-interested agenda?

➢	THE PLATINUM GROUP WANTS YOU TO BELIEVE THAT ITS GOAL IS TO MAXIMIZE VALUE FOR ALL STOCKHOLDERS.

o
Can that really be the case when, despite Echo reaching out to the Platinum Group in an attempt to discuss a reasonable settlement and avoid a costly proxy contest, the Platinum Group has yet to engage Echo in such discussions so that Echo’s management can return its full attention to delivering on Echo’s very significant potential and maximizing value for ALL Echo stockholders?

    You decide for yourself what you believe to be the true agenda of the Platinum Group in waging its costly and distracting proxy contest. If you don’t want to support the undisclosed, self-interested agenda of the Platinum Group, vote the WHITE proxy card TODAY.

    This proxy contest ultimately comes down to one simple question.  You have a choice between electing:

➢
Robert F. Doman, our highly qualified and very experienced director, who brings to Echo’s five-member Board over 30 years of executive level, international and domestic management, business development, commercialization, product development and strategic planning experience with specific concentrations in medical devices and pharmaceuticals, who is completely aligned with the best interests of ALL stockholders, and is committed to ensuring that ALL stockholders have the ability to participate in, and benefit from, the future growth and value potential of Echo;

OR

➢
Shepard M. Goldberg, the hand-picked nominee of the Platinum Group and the first cousin of Michael Goldberg, Platinum’s designee to the Echo Board, who has spent close to two decades employed at a privately-held swimming pool products company, is the former Chairman of the Board of a now bankrupt publicly-traded biotechnology company and has had executive level experience at two other public companies that are now unlisted public companies with penny stocks traded over-the-counter and market capitalizations that range from $122,000 to $15.8 million.

PLEASE VOTE THE WHITE PROXY CARD TODAY!

YOUR VOTE IS IMPORTANT!
SUPPORT YOUR BOARD’S NOMINEES
BY VOTING THE WHITE PROXY CARD TODAY

    To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed proxy card. If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy solicitor, Laurel Hill Advisory Group, LLC at (888) 742-1305 (Toll Free).

    We appreciate your continued support as we work to protect your investment and create value for all Echo stockholders. We look forward to communicating further with you in the coming weeks.

Sincerely,

The Members of the Special Committee of the Echo Board of Directors

/s/ Robert F. Doman Robert F. Doman Director	/s/ Vincent D. Enright Vincent D. Enright Director	/s/ William F. Grieco William F. Grieco Director	/s/ James F. Smith James F. Smith Director

PLEASE VOTE THE WHITE PROXY CARD TODAY!

For more information, please contact, the firm that is
assisting us with the 2014 Annual Meeting and the proxy contest:

2 Robbins Lane, Suite 201
Jericho, New York 11753
TOLL-FREE (888) 742-1305

IMPORTANT!
PLEASE VOTE THE WHITE PROXY CARD TODAY!

WE URGE YOU NOT TO SIGN ANY GOLD PROXY CARD
SENT TO YOU BY THE PLATINUM GROUP

Cautionary Statement Concerning Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to expectations, plans or prospects for Echo that are based upon the current expectations and beliefs of Echo’s management. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements including statements regarding our revised proxy materials and the anticipated proxy contest by Platinum Management (NY) LLC and the other participants in its solicitation. These forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, but are not limited to, risks related to the actions of Platinum Management (NY) LLC and other activist stockholders, including the amount of related costs and the disruption caused to business and financing activities by these actions.  Other risks and uncertainties that may cause actual events to differ materially from the statements we have made herein are identified and described in more detail in Echo's filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this Press Release are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Echo does not expect to, and disclaims any obligation to, publicly update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise. Echo, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Important Additional Information

In connection with Echo’s 2014 Annual Meeting of Stockholders (including any adjournments, postponements or reschedulings thereof, the “2014 Annual Meeting”), Echo has filed revised definitive proxy materials with the SEC, including a revised proxy statement and a revised WHITE proxy card, in connection with Echo’s solicitation of proxies. STOCKHOLDERS ARE URGED TO READ THE REVISED 2014 PROXY MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ECHO WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

PLEASE VOTE THE WHITE PROXY CARD TODAY!

Stockholders will be able to obtain, free of charge, copies of Echo’s 2014 Proxy Statement and any other documents filed by Echo with the SEC in connection with the 2014 Annual Meeting, when available, at the SEC’s website (www.sec.gov), at Echo’s website (www.echotx.com) or by directing a request to Echo Therapeutics, Inc., 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, PA 19103, Attention: Investor Relations. In addition, copies of the proxy materials, when available, may be requested from Echo’s proxy solicitor, Laurel Hill Advisory Group, LLC, 2 Robbins Lane, Suite 201, Jericho, NY 11753 or toll-free at 1-888-742-1305.

Certain Participant Information

Echo, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from Echo’s stockholders in connection with the 2014 Annual Meeting. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in Echo’s 2014 Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting. Such information can also be found in Echo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 28, 2014.

PLEASE VOTE THE WHITE PROXY CARD TODAY!